Exhibit 10.41

Asset Purchase Agreement

between

Veri-Tek International Corp.

and

EuroMaint Industry, Inc.

regarding the acquisition of

certain assets relating to Veri-Tek International Corp.’s

IPV engine test and VT2000.

“The Agreement omits the exhibits and schedules set forth below. The Company will provide a copy of any omitted exhibit or schedule upon request of the Securities and Exchange Commission, subject to the Company’s right to request confidential treatment of any requested exhibit or schedule.

Company Disclosure Schedules to Representations and Warranties

Exhibit A - Trademark Assignment

Exhibit B - Bill of Sale and Assumption Agreement"

Asset Purchase Agreement

THIS AGREEMENT is made and entered into as of July 5, 2007, by and between

Veri-Tek International Corp., a Michigan corporation, having its place of business at 7402 W. 100th Place, Bridgeview, Illinois 60455, USA,

- the “Seller”,

and

EuroMaint Industry, Inc., a Delaware corporation, having its place of business at 50120 Pontiac Trail, Wixom, MI,

- the “Buyer”.

The Seller and the Buyer are each individually referred to as a “Party” and collectively the “Parties”.

Introduction

WHEREAS, Seller, among other things, is engaged in the business of developing manufacturing, selling, installing, servicing and maintaining diesel engine test stations for warm testing at facilities located at Pontiac Trail, Wixom, Michigan (the “Business”).

WHEREAS, in its conduct of the Business, Seller uses certain Assets (as defined below).

WHEREAS, Buyer is engaged in the business of maintenance and repair of industrial equipment, component service, improvement and structuring of production processes as well as the development of special industrial equipment for the individual need of customers.

WHEREAS, Seller wishes to sell and transfer to Buyer Seller’s entire right, title and interest in, to and under the Assets, and Buyer wishes to acquire Seller’s entire right, title and interest in, to and under the Assets and, further, to assume certain liabilities and obligations relating to the Business; all in accordance with this Agreement.

NOW, THEREFORE, the Parties agree as follows:

1. Purchase and Sale of Assets

1.1.	The Assets. As of the Effective Date (as defined in Section 4 below), Seller shall sell, convey, grant, assign, transfer and deliver to Buyer, and Buyer shall purchase, accept and receive from Seller, except as otherwise provided herein, Seller’s entire right, title and interest in, to and under all assets listed below (such assets collectively referred to herein as the “Assets”):

1.1.1.	Spare Parts. All inventories and spare parts of Seller described in Schedule 1.1.1.

1.1.2.	Fixed Assets. All machinery, computer and other equipment described in Schedule 1.1.2.

1.1.3.	Contract Rights. All of Seller’s rights in, to and under the contracts and orders attached hereto as Schedule 1.1.3 (the “Business Contracts”).

1.1.4.	Copyrights, Trademarks and Know-How. All trademarks, trademark rights, trade names, trade name rights, service marks, copyrights, and all applications and foreign counterparts relating to the foregoing owned by Seller or in which Seller has an interest that relate exclusively to the Business, and all inventions, trade secrets, designs, know-how, proprietary information, and all similar property owned by Seller or in which Seller has an interest that relate exclusively to the Business, including the copyright and the source code related to the VT2000 software system along with any and all copies of same, and all rights under licenses (express or implied) relating to the foregoing or to any computer software granted by or to Seller, as more particularly, but not exhaustively or definitely described in Schedule 1.1.4. For the avoidance of doubt, such rights shall not include any right in or to the name “Veri-Tek”.

1.1.5.	Records and Computer Software. All sales and business records, product specifications, drawings, correspondence, engineering, maintenance, operating and production records, customer lists and copies of computer software, which are owned by Seller and relate exclusively to the Business (the “Records”). If the originals of any of the Records are required to conduct Seller’s continued business or are needed for legal or compliance reasons, Seller may in its sole discretion deliver copies of such Records, in lieu of originals of the same.

1.1.6.	Other Assets. All other assets owned or leased by or licensed to Seller which are used exclusively in the Business, whether tangible or intangible, personal or mixed.

1.1.7.

Consent of Third Parties. To the extent that the sale, conveyance, transfer or assignment of any agreement, contract or other document or instrument requires the consent of any person or entity other than Buyer or Seller, this Agreement shall not constitute an agreement to effect the sale, conveyance, transfer or assignment thereof if such action would constitute a breach thereof or would be ineffective unless and until such consent or waiver of such person or entity has been obtained. If the consent or approval necessary to assign a contract or agreement has not been obtained prior to or on the Effective Date, Seller will not be obligated to assign such contract or agreement at the Effective Date, provided, however, that Seller shall thereafter use its commercially reasonable efforts to obtain such consent or approval (which shall not include payment of any material sum of money). From the Effective Date until the date such sale, conveyance, transfer or assignment is effective, Seller shall, to the extent to do so will not constitute a breach thereof, make available to Buyer the economic and practical benefits of any such agreement, lease, contract or other document or instrument and Buyer shall perform Seller’s obligations and exercise Seller’s rights under any such agreement, permit, lease, contract or other document or instrument.

1.1.8.	License. Seller hereby grants to Buyer a non-exclusive, royalty-free perpetual license to use in connection with its conduct of the Business, and for no other purpose, all inventions, discoveries, trade secrets, improvements, formulae, practices, processes, methods and know-how owned by Seller that relate to the Assets and are used in, but not exclusively in, the Business and, accordingly, are not conveyed to Buyer pursuant to the terms of this Agreement.

1.2.	Excluded Assets. For the avoidance of doubt, and notwithstanding anything to the contrary contained herein, the following assets are not included in the sale of the Assets to Buyer hereunder (such assets being sometimes collectively referred to as the “Excluded Assets”):

1.2.1.	This Agreement. This Agreement and Seller’s rights hereunder;

1.2.2.	Real Property. Any rights of Seller to any real property, whether leased or owned by Seller;

1.2.3.	Assets Not Related to the Business. Any assets of Seller not related to the Business.

2. Liabilities of Seller

2.1.	Assumption by Buyer. On and as of the Effective Date, on the terms and subject to the conditions set forth in this Agreement, Buyer assumes and agrees to pay, perform and discharge when due the following obligations of Seller arising in connection with the operation of the Business, (collectively referred to herein as the “Assumed Liabilities”) and no others:

2.1.1.	Contract Liabilities. The liabilities and obligations of Seller arising after the Effective Date under the Business Contracts, subject to the limitations regarding warranty claims, as set forth in Section 8.3.

2.2.	Retention by Seller. Except for the Assumed Liabilities, Buyer shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liabilities for, any liabilities of Seller of any kind, character or description whatsoever, whether actual or contingent, known or unknown, intentional or unintentional, and whether statutory, in contract, tort, warranty or otherwise and whether with respect to the Business, the Assets or otherwise (all such liabilities other than the Assumed Liabilities referred to as the “Excluded Liabilities”). Notwithstanding any other provisions of this Agreement, and excluding the liabilities under Section 2.1.1, the Excluded Liabilities shall include without limitation:

(i)	all liabilities of Seller relating to Seller’s employees (save for liabilities relating to such employees that enter into employment with Buyer, to the extent such liabilities relate to circumstances occurring after such employees have entered into employment with Buyer), whether such employees are involved in the Business or not and whether arising out of employment agreements, collective bargaining agreements or otherwise;

(ii)	all contractual obligations of Seller under any unexpired warranty or similar relating to products or services sold by Seller prior to the Effective Date;

(iii)	all liabilities and obligations of Seller relating to the Excluded Assets, all of which Seller shall continue to be solely responsible for, and shall indemnify Buyer from, including all liabilities for foreign or Federal, state or local income, franchise, sales, transfer or other taxes relating to the conduct or operation of the Business or the ownership or use or sale of the Assets and Assumed Liabilities being acquired by Buyer hereunder due in respect of periods ending prior to or on the Effective Date (including, without limitation, all occupancy, payroll, excise, sales or use, property and import taxes, duties and charges and all deficiency assessments, penalties, and interest in respect thereof);

(iv)	all accounts payable and accrued expenses of the Business;

(v)	all such liabilities resulting from the sale of the Assets to Buyer pursuant to this Agreement including, but not limited to, sales and transfer taxes; and

(vi)	all liabilities arising from claims by third parties with respect to products sold or otherwise disposed of, or services performed, by the Business prior to the Effective Date.

3. Consideration for the Assets

3.1.	Purchase Price. In consideration for the sale and transfer to Buyer of the Assets, and in addition to the assumption of the Assumed Liabilities, Buyer shall pay to Seller through wire transfer on the Effective Date the aggregate purchase price of USD 1,100,000 (the “Purchase Price”).

4. The Closing

4.1.	Closing. The purchase and sale of the Assets and the assignment and assumption of the Assumed Liabilities (the “Closing”) shall take place as of August 1, 2007 (the “Effective Date”).

4.2.	Delivery of Documentation. On the Effective Date, Seller shall deliver copies (or originals if in Seller’s possession) of, registrations, licenses, permits, authorizations and approvals required by law and issued by all applicable governmental entities and copies of records (including without limitation expired or terminated distribution agreements and agency agreements, price-lists, terms and conditions of sale and other sales related materials) and files relating to the operation of the Business.

4.3.	Transfer Instruments. On the Effective Date, the Parties shall execute and deliver such opinions, certificates and other instruments and agreements and documents as the Parties may reasonably require for the purpose of carrying out the transactions contemplated by this Agreement, such as the Trademark Assignment in the form of Exhibit A.

4.4.	Assumption Agreement. On the Effective Date, Buyer and Seller shall execute and deliver such instruments of assumption in form and substance satisfactory to Buyer and Seller, as shall be effective to transfer from Seller to Buyer the Assets and Assumed Liabilities, including the Bill of Sale and Assumption Agreement in the form of Exhibit B.

4.5.	Transition Services Agreement. The Parties shall, after the date of this Agreement but before Closing, negotiate in good faith and execute a transition services agreement setting forth, inter alia, the terms and conditions for the lease by Buyer of the services and skills of certain employees of Seller following the Effective Date and the terms and conditions upon which Buyer will sub-lease certain areas of Seller’s premises.

4.6.	Other. In addition to the foregoing, there shall be executed and delivered by the Parties on or after the Effective Date such opinions, certificates and other instruments and agreements and documents as the respective counsel for the Parties may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement.

5. Representations and Warranties of Seller

Seller hereby represents and warrants to Buyer, as follows:

5.1.	Organization and Qualification. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan with full power to own its property and to carry on its business as presently conducted. It is duly qualified and in good standing to do business in the states in which it conducts business, and neither the character of the properties owned or leased nor the nature of the business transacted by it in any other state or jurisdiction makes qualification to do business therein necessary, except where the failure to so qualify would not have a material adverse effect on the Business.

5.2.	Authority. Neither the execution, delivery, nor performance of this Agreement nor any other agreements or documents referred to herein, will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to any provision of its corporate documents, any mortgage, lease, indenture, license, understanding, order, judgment, decree, or other agreement to which it is a party or by which it is bound; or, any judgment, order, decree, law, rule or regulation applicable to it.

5.3.	Execution and Performance. The execution, delivery and performance of this Agreement and other agreements or documents referred to herein by it does not violate any provision of law applicable to transactions of the kind and nature as the transaction contemplated by this Agreement.

5.4.	Power and Authority. It has full power and authority to take any action to be taken by it under this Agreement, and all action required to be taken by it has been duly and properly authorized.

5.5.	Valid Obligation. This Agreement is a valid and binding obligation of it, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application referring to or affecting enforcement of creditors’ rights generally.

5.6.	Business Contracts. Seller has performed and duly and timely taken all actions necessary to enable it to perform when due all obligations under the Business Contracts and all Business Contracts are in full force and effect, valid and enforceable in accordance with their written terms. All Business Contracts are consistent with (i) applicable laws and regulations and (ii) past practices of the Business. Seller is not in default under any provision of any Business Contract and, to the knowledge of Seller, no event has occurred or will occur which – but for the passage of time or giving of notice – would constitute such a default by Seller.

5.7.	Client List. Schedule 5.7 lists, to Seller’s knowledge, the details of all original buyers/current owners of all products sold by Seller historically as part of the Business.

5.8.	Non-Accepted Purchase Orders and Quotations. Schedule 5.8 lists all outstanding purchase orders or quotations relating to the Business, the acceptance periods of which are still open as at the Effective Date.

5.9.	Warranty Claims. There are no currently pending and asserted warranty claims or any other claims in respect of services provided or products produced, sold or provided by Seller in connection with the Business, including product liability pending with respect to any products or services sold, marketed, produced or provided by Seller in connection with the Business, and, to Seller’s knowledge, there are no such claims threatened by any person against Seller or the Business.

5.10.	Intellectual Property Rights.

(a)	Schedule 1.1.4 lists all copyrights, patents, inventions, disclosures, trade names, trademarks and service marks, identifying whether registered or at common law, and all applications therefore that are pending or in the process of preparation, and generally describes all material trade secrets, secret processes and other proprietary rights of every kind and nature, in the United States and in foreign countries (collectively, the “Intellectual Property Rights”), that are directly or indirectly owned, licensed, used, required for use or controlled in whole or in part by Seller, and all licenses and other agreements allowing Seller to use Intellectual Property Rights of third parties in the United States or foreign countries, which relate in any respect to the Business.

(b)	Except as otherwise set forth in Schedule 1.1.4, (i) Seller is the sole and exclusive owner of the Intellectual Property Rights listed therein, free and clear of all encumbrances and such Intellectual Property Rights have not been and are not now challenged in any way or involved in any pending or threatened unfair competition proceeding; (ii) no governmental registration of any of the Intellectual Property Rights listed therein has lapsed, expired or been canceled, abandoned, opposed or the subject of a reexamination request; (iii) there have been no claims, and to Seller’s knowledge there is no basis for any claim, challenging the scope, validity or enforceability of any of the Intellectual Property Rights listed in Schedule 1.1.4.

(c)

The Business and operations of the Business have not infringed and are not infringing and are not subject to any unfair competition claim with respect to any Intellectual Property of any person, nor has Seller received any claim or other notice of any such violation or infringement. To Seller’s knowledge, no activity of any person infringes or has infringed upon or is or has been otherwise in violation of or subject to unfair competition proceedings with respect to any of the Intellectual Property Rights of Seller related to the Business. Seller has not granted nor is obliged to grant, any person any right or license to use any Intellectual Property (other than licenses in the ordinary course of business to use products sold) which is used in or necessary for the Business. Seller does not require a license or other proprietary right to conduct the Business as it is now being conducted or to manufacture and sell its products. None of the rights of Seller to any Intellectual Property Rights (inclusive of licenses related thereto) will be materially impaired by the transactions contemplated by this Agreement. The Intellectual Property Rights which Buyer shall own following the consummation of the transactions contemplated hereby shall enable Buyer to design, produce, manufacture, assemble, market and sell the products and provide the services heretofore provided by Seller as part of the Business so that such products and services of Buyer meet applicable specifications and conform to the quality standards heretofore met by Seller.

(d)	To Seller’s knowledge, no Intellectual Property Right and know-how is under any export- or import restriction of any country.

5.11.	Employees.

(a)	Schedule 5.11 sets forth the names, positions, salaries and other material contractual benefits and terms as of the Effective Date, including periods of notice, of those employees used exclusively in the conduct of the Business (the “Employees”).

(b)	To Seller’s knowledge, no Employee is represented by a labor union or organization, and in connection with the Business, Seller is not a party to nor does it have any obligation under any collective bargaining agreement or other labor union contract, white paper or side agreement with any union or organization, or any obligation to recognize or deal with any labor union or organization, and there are no such contracts, white papers or side agreements pertaining to or which determine the terms or conditions of any employment. To Seller’s knowledge, there are no threatened or contemplated attempts to organize for collective bargaining purposes.

(c)	None of the transferred Employees has given or been given notice of termination of employment.

5.12.	Environment and OSHA. In its conduct of the Business, Seller is in compliance with all terms, conditions and provisions of all applicable environmental permits and environmental laws, including permits and laws relating to work environment and OSHA, and there are no past, pending or, to Seller’s knowledge, threatened environmental claims against Seller, and Seller is not aware of any facts or circumstances which could reasonably be expected to form the basis for any environmental claim against Seller or Buyer. Except as disclosed in Schedule 5.12, neither Seller nor any entity previously owned by Seller, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any hazardous material to any off-site location in violation of any then applicable law.

5.13.	Title to Assets. Seller has good and marketable title to all the Assets. None of the Assets is subject to any contract of sale, except inventory to be disposed of in the ordinary course of business, or any pledges, liens, charges or encumbrances of any kind or character, direct or indirect, whether accrued, absolute, contingent or otherwise, except as disclosed to Buyer, and Seller is not prohibited in any way to sell and transfer to Buyer Seller’s entire right, title and interest in, to and under the Assets.

5.14.	Seller’s Disclosure. Save for any publicly available information regarding political and economic conditions Seller is not aware of any material facts or circumstances relating to the Business that has not been disclosed to Buyer. All information that relates to costs for running the Business and for the performance of the Business Contracts submitted to by Seller to Buyer and its advisors in connection with the negotiations and Buyer’s due diligence is true and correct in all material respects and complete in all material respects.

6. Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller, as follows:

6.1.	Organization and Qualification. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power to own its property and to carry on its business as presently conducted. It is duly qualified and in good standing to do business in the states in which it conducts business, and neither the character of the properties owned or leased, nor the nature of the business transacted by it in any other state or jurisdiction makes qualification to do business therein necessary.

6.2.	Authority. Neither the execution, delivery, nor performance of this Agreement nor the other agreements referred to herein will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to any provision of its corporate documents, any mortgage, lease, indenture, license, understanding, order, judgment, decree, or other agreement to which it is a party or by which it is bound; or, any judgment, order, decree, law, rule or regulation applicable to it.

6.3.	Execution and Performance. The execution, delivery and performance of this Agreement and the other agreements referred to herein by it does not violate any provision of law applicable to it.

6.4.	Power and Authority. It has full power and authority to take any action to be taken by it under this Agreement, and all action required to be taken by it has been duly and properly taken.

6.5.	Valid Obligation. This Agreement is a valid and binding obligation of it, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application referring to or affecting enforcement of creditors’ rights generally.

6.6.	Sufficient Funds. The Buyer has cash available and existing committed borrowing facilities which together are sufficient to enable them to consummate the transactions contemplated by this Agreement.

6.7.	No Planned Indemnification Claim. The Buyer does not have actual knowledge as of the date hereof of a claim for indemnification pursuant to Section 10 hereof which the Buyer intends to pursue following Closing. Nothing in this Section 6 is intended as a waiver of any indemnification claim by the Buyer and Buyer’s due diligence investigation shall not be a defense to any indemnification claim asserted by the Buyer.

7. No other Representations or Warranties

The representations and warranties of the Parties set forth in this Agreement are the only representations, warranties or other assurances of any kind given by or on behalf of either Party to the other Party. No other statement, promise or representation made by either Party may form the basis for any claim by the other Party under or in connection with this Agreement unless included in another written agreement executed by both Parties.

8. Further Agreements of the Parties

8.1.	Reasonable Efforts. Each Party hereby agrees to use all reasonable efforts to:

(a)	obtain any and all third party consents and approvals required in connection with the performance by it of the transactions contemplated by this Agreement, subject to Section 1.1.7 hereof;

(b)	from time to time after the Effective Date, at the other Party’s reasonable request, do or cause to be done all such other acts as are necessary or advisable in order to cause the consummation of the transactions contemplated hereby;

(c)	from time to time after the Effective Date, at the other Party’s reasonable request, execute and deliver to the other Party such additional instruments and documents as the other Party may reasonably request for the purposes of carrying out the transactions contemplated by this Agreement.

8.2.	Trademark Registrations etc. Seller hereby irrevocably agrees to, from time to time after the Effective Date, take such actions and measures as may reasonably be requested by Buyer to assist Buyer, at Buyer’s sole expense, in the registration in its own name of, or in other preservation of, the rights of any unregistered trademark, trade name or similar that is used or has been used historically in the past in the Business, limited, however, to the trademarks and trade names identified in Schedule 1.1.4.

8.3.	Warranty Claims. Seller agrees to promptly notify Buyer, and in no case later than ten (10) business days after Seller has been made aware of it, of any claims relating to contractual obligations of Seller under any unexpired warranty relating to the Business. Upon receipt of such notification by Seller, and to the extent such claim is valid and constitutes an actual contractual obligation of Seller, Buyer shall have the right, but not the obligation, to provide necessary warranty services in response to such warranty claims relating to products sold by Seller prior to the date hereof. Buyer shall confirm to Seller its intention to provide such warranty services within ten (10) business days after receipt of Seller’s notification of the thereto relating claim. Seller shall pay Buyer for any such warranty services pursuant to Buyer’s standard price list and invoice terms.

8.4.	Limited Liability under the Business Contracts. Notwithstanding Section 2.1.1, to the extent Buyer incurs liabilities relating to warranty claims under the Business Contracts exceeding USD 100,000, Seller shall reimburse Buyer on a dollar for dollar basis, up to and limited to an aggregate amount of USD 1,000,000.

8.5.	Removal of Assets; Closing of Facility. Buyer hereby agrees that, within 30 days of the Effective Date, it will remove all Assets from the Seller’s facility at which the Business is conducted (the “Facility”), and Buyer shall use commercially reasonable efforts to assist Seller in closing such Facility.

9. Public Relations etc.

9.1.	Announcements. No announcement concerning the transactions contemplated under this Agreement or any matter ancillary thereto shall be made by any Party prior to the day after Effective Date, without the prior written consent of the other Party, provided, however, that each Party shall be entitled to make such announcement or filing as is required by mandatory law, regulations or rules of any relevant stock exchange or the Securities and Exchange Commission. The day after the Effective Date, Seller shall issue a press release, in a form acceptable to Buyer, informing the public of Seller’s sale of the Assets to Buyer hereunder.

9.2.	Website. Within ten (10) days after the Effective Date, Seller shall delete materials exclusively relating to the Business from its website, and replace such information with a reference to such website(s) that Buyer may from time to time reasonably request. At no time shall Buyer have any access to Seller’s website.

9.3.	Non-Compete. For a period of five (5) years following the Effective Date, Seller irrevocably agrees on its own behalf and on behalf of all its affiliates to refrain from conducting any activities that compete with the Business, provided that this restriction shall not apply to the extent Seller is bought by another company that already conducts activities that compete with the Business, and Seller further agrees not to solicit or offer employment to any of the transferred Employees, unless such Employee’s employment has been terminated by Buyer or such Employee has terminated its employment with Buyer for good reason.

10. Indemnifications

10.1.	Buyer’s Indemnification. Buyer agrees to indemnify and hold Seller, its successors and assigns harmless from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, expenses and disbursements, including reasonable attorneys’ fees and expenses, of whatsoever kind and nature, imposed on, incurred by or asserted against any of them in any way relating to, arising out of or resulting from the following:

(a)	any failure by Buyer to carry out any covenant hereunder;

(b)	any material breach of any representation or warranty by Buyer contained in this Agreement;

(c)	any failure by Buyer to discharge any Assumed Liability; and

(d)	all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by Seller in connection with any action, suit, proceeding, demand, assessment or judgment, incident to any of the matters indemnified against in this section.

10.2.	Seller’s Indemnification. Seller agrees to indemnify and hold Buyer, its successors and assigns harmless from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, expenses and disbursements, including reasonable attorneys’ fees and expenses, of whatsoever kind and nature, imposed on, incurred by or asserted against any of them in any way relating to, arising out of or resulting from the following:

(a)	any failure by Seller to carry out any covenant hereunder;

(b)	any material breach of any representation or warranty by Seller contained in this Agreement;

(c)	except with respect to any Assumed Liability, the conduct of the Business or the ownership, use or operation of the Assets at any time prior to the Effective Date, and any liabilities or obligations arising prior to the Effective Date under any contract or agreement in the Business or otherwise related to the Business;

(d)	any claims by third parties with respect to products sold or otherwise disposed of, or services performed, by the Business prior to the Effective Date (save for any warranty claims under the Business Contracts);

(e)	any failure by Seller to discharge any Excluded Liability (whether accrued or contingent, known or unknown, or now or hereafter incurred);

(f)	all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by Buyer in connection with any action, suit, proceeding, demand, assessment or judgment, incident to any of the matters indemnified against in this section.

10.3.	Limitations on Indemnification. Except for claims with respect to (a) Excluded Liabilities or any other liabilities not assumed by Buyer pursuant hereto and (b) any willful or knowing breach or misrepresentation, as to which claims may be brought without limitation as to time or amount:

10.3.1.	Amount Limitation. An indemnified party shall not be entitled to indemnification under this Section 10 for breach of a representation or warranty unless the aggregate of the indemnifying party’s indemnification obligations to the indemnified party pursuant to this Section 10 exceeds $100,000 (the “Deductible”); in such event, the indemnified party shall be entitled to indemnification for all claims in excess of the Deductible. The maximum monetary liability of an indemnifying party related to all claims in the aggregate pursuant to this Agreement shall be limited to $1,000,000 (the “Cap”); provided, however that the Cap of claims with respect to Section 5.13 shall be limited to the Purchase Price. Notwithstanding the foregoing, the Deductible and the Cap shall not apply to, and the applicable party shall be entitled to recover for all claims associated with, or based upon, fraud or intentional misrepresentation.

10.3.2.	Insurance Offset. The obligation of a party to indemnify any claim under this Section 10 shall be reduced by the full amount of any insurance collectible by the indemnified party with respect to such claim or the underlying facts under any applicable policy or policies, regardless of whether the indemnified party chooses to submit a claim against such insurance policy.

11. Condition to Closing

Buyer’s obligation to complete Closing shall be conditioned upon the prior receipt of executed Offer Letters, in the form attached hereto as Schedule 11(a), duly signed by the Employees listed in Schedule 11(b).

12. Miscellaneous

12.1.	Knowledge of Seller. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge, information or belief of Seller, Seller confirms that it has made due and diligent inquiry as to the matters that are the subject of such representations and warranties, including due inquiry of Andrew Rooke, Phil Davies, Larry Thiesz and Ted Russel.

12.2.

Survival. Except for the representations and warranties contained in Section 5.1 through 5.5, 5.10, 5.13 and 6.1 through 6.5, to which representations and warranties there shall be no time limitation and to which the Parties hereby waive all applicable statutory limitation periods, the representations and warranties contained in this Agreement shall survive and continue in full force and effect for a period of eighteen (18) months from the Effective Date. Any claim made by a party hereunder by a demand for arbitration in accordance with Section 12.4 hereof for breach of a representation or warranty prior to the termination of the survival period for such claim shall be preserved despite the subsequent termination of such survival period.

12.3.	Notices. Any notice, request or other communication with respect to this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, one (1) business day after sent by reputable international overnight courier or facsimile (with return or delivery receipt obtained) or five (5) business days after sent by registered or certified mail, return or delivery receipt requested, postage prepaid, to the Parties at the respective addresses set forth below:

Seller:

Veri-Tek International Corp.

7402 W. 100th Place

Bridgeview, IL 60455

ATTN: Andrew Rooke

Fax:

With a copy to:

Foley & Lardner LLP

One Detroit Center

500 Woodward Ave. Suite 2700

Detroit, MI 48226-3489

Attn: Patrick Daugherty

FAX No.: (313) 234-2800

And a copy to:

Foley & Lardner, LLP

100 N. Tampa St., Suite 2700

Tampa, FL 33602

ATTN: Carolyn T. Long, Esq.

Fax: (813) 221-4210

Buyer:

EuroMaint Industry, Inc.:

5120 Pontiac Trail,

Wixom, MI 48393

ATTN: Patrick Svensson

Fax:

With a copy to:

Mannheimer Swartling Advokatbyrå LLP

101 Park Avenue, 25th Floor

New York, NY 10178

ATTN: Maria Tufvesson Shuck

Fax: +1 212 682 0982

or to such other addresses that Seller or Buyer, as the case may be, shall specify in writing to the other Party. All communication between Seller and Buyer shall be in English, unless otherwise agreed.

12.4.	Governing Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of Switzerland, without giving effect to the choice of law principles thereof, and excluding the provisions of the UN Convention on the International Sale of Goods.

Any dispute arising out of or in connection with this Agreement or its validity shall be tried to be settled by mutual agreement between the Parties. Any such dispute that cannot be resolved within sixty (60) business days after receipt of a written request for settlement negotiations by either Party from the other Party shall be settled pursuant to the following. Any dispute, controversy or difference arising out of or in connection with this Agreement, if not resolved in accordance with the above, shall be finally settled by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce. The arbitration tribunal shall be composed of one arbitrator. The place of the arbitration shall be Geneva, Switzerland. The language to be used in the proceedings shall be English. The Parties agree that any arbitration award shall be enforceable and either Party may ask any competent court to confirm an arbitral award or otherwise provide that it shall be enforceable.

12.5.	Assignment. Neither the rights nor obligations of any Party under this Agreement may be transferred or assigned, directly or indirectly, without the prior written consent of the other Party, which consent will not be unreasonably withheld. Notwithstanding the foregoing, each Party may assign this Agreement at any time without the consent of the other Party to any entity into which or with which such Party shall be merged or consolidated or to an affiliate of the assigning Party. This Agreement shall be binding upon the Parties hereto and their respective successors and assigns and shall inure to the benefit of the Parties hereto and their respective permitted successors and assigns

12.6.	No Brokers. Each Party represents and warrants to the other that it has not engaged any broker or other person who would be entitled to any brokerage commission or finder’s fee in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby; and each Party agrees to indemnify and hold harmless the other against and in respect of any and all claims, losses, liabilities or expenses (including, without limitation, reasonable attorneys’ fees and disbursements in defending against any such claim or liabilities) which may be incurred or suffered by the other as a result of any arrangement or agreements made or alleged to have been made by the indemnifying Party with any broker, finder or other agent.

12.7.	Entire Agreement. This Agreement and the Schedules and other documents referred to herein constitute the entire agreement among the Parties hereto and thereto with respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

12.8.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

12.9.	Waiver or Modification. Any of the conditions set forth in this Agreement may be waived at any time on or after the Effective Date by the Party or Parties entitled to the benefit thereof; provided, however, that no such waiver shall be effected unless contained in a written instrument signed by the waiving Party or Parties. This Agreement may not be amended, modified or supplemented except by a written instrument signed by all of the Parties hereto.

12.10.	Severability. If one or more of the provisions, or portion of any provision, of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions or parts thereof shall not in any way be affected or impaired.

12.11.	Expenses. Except as otherwise provided in this Agreement, each Party shall pay its own expenses and costs of attorneys, accountants and consultants.

12.12.	No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of Buyer and Seller and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other person or entity.

12.13.	Schedules. Schedules attached hereto are incorporated in and form a part of this Agreement.

12.14.	Amendment. This Agreement may be amended, modified or supplemented only in writing signed by each of the Parties hereto.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

Place:	Skovde, Sweden	Place:	Skovde, Sweden

Date:	July 5, 2007	Date:	July 5, 2007

VERI-TEK INTERNATIONAL CORP.		EUROMAINT INDUSTRY, INC.

/s/ Andrew Rooke		/s/ Patrick Svenssen
By:		By: